                                                                                                          EXHIBIT 12.01

                                  Commercial Credit Company and SUBSIDIARIES
                               Computation of Ratio of Earnings to Fixed Charges

                                          ALL COMPANIES CONSOLIDATED
                                           (In millions of dollars)

                                                                    Year  ended  December 31,
                                                -----------------------------------------------------------------------
                                                      1993        1992         1991        1990         1989
        ---------------------------------------------------------------------------------------------------------------
        Income from continuing operations
          before income taxes and minority
          interests.........................         $467.9      $428.8       $302.9      $234.3       $166.2

        Elimination of undistributed
          equity earnings...................          (26.8)       (3.0)        (4.6)       (3.4)        (0.1)

        Pre-tax minority interest...........          (32.3)        -            -           -             -

        Add:
          Interest..........................          363.7       369.7        434.9       415.4         319.0
          Interest portion of rentals.......           11.2        11.7         11.5         9.6           6.5
                                                     ------      ------       ------      ------        ------

        Income available for fixed charges..         $783.7      $807.2       $744.7      $655.9        $491.6
                                                      =====       =====        =====       =====        ======

        Fixed charges:
          Interest..........................         $363.7      $369.7       $434.9      $415.4        $319.0
          Interest portion of rentals.......           11.2        11.7         11.5         9.6           6.5
                                                     ------       -----       ------       -----        ------

        Fixed charges.......................         $374.9      $381.4       $446.4      $425.0        $325.5
                                                      =====       =====        =====       =====        ======

        Ratio of earnings to fixed charges..            2.09x       2.12x        1.67x       1.54x         1.51x
                                                        ====        ====         ====        ====       =======

